Exhibit # 3.12
VERIDIEN CORPORATION
Certificate of Designations
of the
Powers, Preferences and Rights
of the
2006-C Series of Convertible Redeemable Preferred Stock
($.001 Par Value)

Pursuant to Section 151(g) of the
Delaware General Corporation Law

     The undersigned, President of VERIDIEN CORPORATION, a Delaware Corporation (hereinafter called the “Company”) does hereby certify as required by Section 151(g) of the Delaware General Corporation Law that the following resolution has been duly adopted by the Board of Directors of the Company:
     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, there hereby is created, out of the 25,000,000 shares of preferred stock of the Company authorized in Article Fourth of its Certificate of Incorporation (the “Preferred Stock”), a series of 300,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):
     1. Designation.
     The designation of the said series of the Preferred Stock shall be the “2006-C Series of Convertible Redeemable Preferred Stock” (the “2006-C Series”).
     2. Number of Shares; Par Value; Stated Capital.
     The number of shares of the 2006-C Series shall be limited to 300,000. The shares of the 2006-C Series shall be issued as full shares and shall have a par value of $.001 per share. Notwithstanding the par value of $.001 per share, the stated capital shall be $10.00 per share and each share thereof shall be validly issued, fully paid and nonassessable upon receipt by the Company of legal consideration in an amount determined by the Company’s Board of Directors to be at least equal to such stated capital.
     3. Relative Seniority.
     The 2006-C Series shall rank senior in all respects to shares of the Company’s single class of Common Stock and to any other class or series of capital stock which is designated as ranking, in respect of the right to participate in the payment of dividends or other distributions or in distributions made upon any dissolution or other winding up of the Company’s legal existence and the associated liquidation of its assets, junior to the 2006-C Series (“Junior Stock”). In the absence of anything to the contrary in any later filed Certificate of Designations, all shares of any later designated series of preferred stock shall rank equally with the shares of the 2006-C Series and the 2006-C Series shall rank equally with all of such later designated series.
     4. Voting.
     The 2006-C Series shall have voting rights. For voting purposes, such series shall be considered part of the Common Shares and shall vote with the Common Stock, rather than as a separate class or series of Preferred Stock. Each share of the 2006-C Series shall have that number of votes as the total number of shares of Common Stock into which such share shall be convertible on the date on which the share is being voted, initially Two Hundred (200) shares and therefore 200 votes per share, and thereafter as may be adjusted pursuant to Paragraph 9.
     5. Dividends.
     The holders of the 2006-C Series shall be entitled to receive, out of any funds of the Company at the time legally available for the declaration of dividends, an annual dividend with respect to each share owned calculated at a rate equal to eight percent (8%) of the stated value thereof (subject to appropriate adjustment for any stock split, whether forward or reverse, or similar transaction with respect to the 2006-C Series). Such dividend shall accrue cumulatively, on a quarterly basis from the date of issuance of each share, and whether or not the dividend has been declared or there are profits, surplus or other funds of the Company legally available for payment of dividends. Each such dividend shall be payable on the first day of January, April, July and October (unless such day is not a business day, in which event on the next succeeding business day) (each a “Dividend Payment Date”).
     6. Liquidation.
     In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and before any distribution shall be made to the holders of Junior Stock, the holders of shares of the 2006-C Series (and such other series which rank equally) shall be entitled to receive out of the net assets of the Company, whether such assets are capital or surplus of any nature, in exchange for the tender and cancellation of each share of the 2006-C Series, the sum of Ten Dollars ($10.00) per share, and, in addition to such amount, a further amount equal to the dividends accumulated and unpaid thereon to the date of such distribution, whether or not declared, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the net assets distributed among the holders of the 2006-C Series (and such other series which rank equally) shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the 2006-C Series (and such other series which rank equally). For purposes of this Section, the voluntary sale, lease, conveyance, exchange or transfer, for any form of consideration, of all or substantially all of the property or assets of Company, or the consolidation by the Company with, or its merger with and into, one or more corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.
     7. Redemption.
     (a) At any time after December 31, 2008, the Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 2006-C Series on any dividend date by either (i) paying in cash therefor a sum calculated as (1) the stated capital, Ten Dollars ($10.00) per share, plus (2) all accrued and unpaid dividends thereon, whether or not declared and whether or not there are profits, surplus or other funds of the Company legally available for payment of dividends.
     (b) In case of the redemption of a part only of the outstanding shares of the 2006-C Series, the Company shall designate, as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption by lot or pro rata. At least 30 days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed. A holder of any shares of the 2006-C Series called for redemption shall have the right to convert such shares to Common Stock upon the terms and conditions provided in Section 8, following.
     (c) All certificates for the shares of the 2006-C Series surrendered for redemption as provided herein shall resume the status of authorized but unissued shares of Preferred Stock.
     8. Conversion.
     The shares of 2006-C Series shall, at any time after issuance, and from time to time, at the option of the respective holders thereof, be convertible into fully paid and nonassessable Common Shares of the Company, upon certain terms and conditions, except that any of such 2006-C Series shares which have been called for redemption shall be convertible up to and including, but not after, the close of business on the tenth (10) day prior to the redemption date.
(i) In order to exercise the conversion privilege, the holder of any of the shares of the 2006-C Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for such shares, duly endorsed in blank for transfer with the signature Medallion guaranteed, accompanied by written notice of election to convert such shares or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided form time to time by the Company.
As soon as practicable after the surrender of such certificates as provided above, the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of such shares of the 2006-C Series. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the 2006-C Series have been surrendered as provided above, and the person in whose name any certificate or certificates for Common Stock are issuable upon conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.
(ii) Subject to the adjustment provided for in Paragraph 9, the shares of 2006-C Series shall be convertible into Common Shares of the Company at a conversion price (“Conversion Price”) equal to Five Cents ($0.05) per share of Common Stock taking each share of the 2006-C Series at the stated capital of Ten Dollars ($10.00) per share, so that each such share shall be convertible into Two Hundred (200) Common Shares.
(iii) Accrued and unpaid dividends on the 2006-C Series, whether or not declared and whether or not there are any profits, surplus, or other funds legally available for the payment of dividends, shall be convertible in the same manner and on the same terms as the stated capital of $10.00; i.e., at the rate of $0.05 per share of Common Stock. No fractional shares or scrip shall be issued; if any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any of the declared but unpaid dividends on the 2006-C Series the Company shall make adjustment for such fractional share interest by rounding off to the next whole share.
(iv) In case of the voluntary dissolution, liquidation, or winding up of the Company, all conversion rights of the holders of shares of 2006-C Series shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation or winding up. The Company shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of shares of the 2006-C Series not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for such Preferred Stock and for the Common Stock.
(v) As long as any of the shares of the 2006-C Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of all such outstanding shares of the 2006-C Series, and for issuance in exchange for all declared but unpaid dividends on the 2006-C Series.
(vi) All certificates for the shares of the 2006-C Series surrendered for conversion as provided herein shall resume the status of authorized but unissued shares of Preferred Stock.
(vii) The exercise of the conversion privilege shall be subject to such regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to time be adopted by the Board of Directors of the Company.

(viii) All shares of Common Stock issued upon the conversion of the shares of the 2006-C Series shall be validly issued and outstanding, and fully paid and nonassessable.
     9. Adjustment to Conversion and Voting Rights.
     If at any time prior to conversion the Company shall increase or decrease the number of shares of Common Stock then outstanding by (i) subdivision, (ii) combination, (iii) the paying of a stock dividend, or (iv) recapitalization other than the mere issuance of additional shares of Common Stock, the number of shares into which each share of the 2006-C Series shall be convertible shall be correspondingly adjusted. To determine the adjustment, the number of shares into which each share would have been converted (e.g., 200) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after the subdivision, combination, dividend or recapitalization and the denominator of which shall be the number of such shares outstanding immediately prior thereto.
     The original Conversion Price of $.05 shall be deemed adjusted accordingly. For purposes of Paragraph 4, the number of votes per share of the 2006-C Series shall be equivalently adjusted.
     10. No Preemptive Rights.
     No holder of any shares of the 2006-C Series, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.
     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 7th day of November, 2006.

VERIDIEN CORPORATION

/s/ Sheldon Fenton
By:
Sheldon Fenton, President

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